UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55189 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 22, 2015, NorthStar Real Estate Income II, Inc. ("NorthStar Income II"), through a subsidiary of its operating partnership, originated an $18.0 million senior mortgage loan (the “Senior Loan”) secured by an office complex located in San Diego, California (the “Property”). NorthStar Income II funded the Senior Loan with proceeds from its ongoing initial public offering.

The Property contains over 82,000 square feet and is 100% leased to four tenants with a weighted average remaining lease term of approximately 11 years. The Property is in close proximity to downtown San Diego and situated in the heart of the City Heights Redevelopment Project Area, which has undergone significant economic development in recent years. The Property offers convenient access to major freeways and public transportation. Pursuant to the loan agreement, the borrower is required to set aside approximately $1.0 million throughout the initial term of the loan into a reserve account controlled by NorthStar Income II in order to fund potential capital improvements to the Property. The borrower is a joint venture between an institutional fund manager with $4.7 billion in assets under management and a seasoned commercial real estate operator with extensive experience managing similar properties.

The Senior Loan bears interest at a floating rate of 4.5% over the one-month London Interbank Offered Rate (“LIBOR”), but at no point shall LIBOR be less than 0.25%, resulting in a minimum interest rate of 4.75% per year. The Senior Loan was originated at a 0.50% discount and NorthStar Income II will earn an exit fee equal to 1.00% of the outstanding amount of the Senior Loan at the time of repayment. The Senior Loan is currently unlevered and NorthStar Income II intends to finance the Senior Loan with one of its credit facilities in the future.

The initial term of the Senior Loan is 44 months, with one 12-month extension option available to the borrower, subject to the satisfaction of certain performance tests and the payment of an extension fee. The Senior Loan may be prepaid during the first 18 months, provided the borrower pays an additional amount equal to the remaining interest due on the amount prepaid through month 18. Thereafter, the Senior Loan may be prepaid in whole or in part without penalty. The underlying loan agreement requires the borrower to comply with various financial and other covenants. In addition, the loan agreement contains customary events of default (subject to certain materiality thresholds and grace and cure periods). The events of default are standard for agreements of this type and include, for example, payment and covenant breaches, insolvency of the borrower, the occurrence of an event of default relating to the collateral or a change in control of the borrower.

The loan-to-value ratio (“LTV Ratio”) of the Senior Loan is approximately 73%. The LTV Ratio is the amount loaned to the borrower net of reserves funded and controlled by NorthStar Income II and its affiliates, if any, over the appraised value of the Property at the time of origination.

As of May 29, 2015, NorthStar Income II’s $604.1 million portfolio consists of ten senior mortgage loans with a combined principal amount of $540.7 million, one subordinate interest totaling $24.9 million and one portfolio of real estate private equity fund interests with a carrying value of $38.5 million.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “intends” or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, the ability of the borrower to effectively manage the Property securing the Senior Loan, the ability of the borrower to comply with the terms, including financial and other covenants, of the loan agreement, the borrower’s ability to set aside the funds necessary to complete potential capital improvements to the Property, whether the borrower determines to extend the Senior Loan, NorthStar Income II’s ability to finance the Senior Loan on a credit facility, changes in market rates for commercial properties located in San Diego, California, future property values, the impact of any losses from NorthStar Income II’s investments on cash flow and returns, property level cash flow, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, the ability to achieve targeted returns, changes to generally accepted accounting principles, policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in NorthStar Income II’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income II on the date of this report and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: May 29, 2015	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary

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